Exhibit 10.15

     PURCHASE AND SALE AGREEMENT


     Between


     STELLAR LONE STAR, L.L.C., a Washington Limited Liability Company
     ("Seller")


     and


     CAVANAUGHS HOSPITALITY LIMITED PARTNERSHIP,a Delaware limited partnership
     ("Purchaser")



     For the Purchase of OLYMPUS HOTEL AND CONFERENCE CENTER, 161 West 600 South, Salt Lake City, Utah and associated Restaurants, and Facilities ("Hotel") and adjacent rental building ("Rental Property")

     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered by and between Stellar Lone Star, L.L.C., a Washington state limited liability company ("Seller"), and Cavanaughs Hospitality Limited Partnership, a Delaware Limited Partnership ("Purchaser") the sole general partner of which is Cavanaughs Hospitality Corporation ("CHC"), and is effective upon the date the last to sign executes and delivers this document to the other party ("Effective Date"), but is dated for reference purposes April 28, 1998.

     RECITALS
     Seller is the owner of the real property and improvements legally described in Exhibits A and B, which are attached to and incorporated in this Agreement by this reference. In the event Exhibits A or B are incomplete or inaccurate, the parties authorize the Title Company (defined below) to correct these exhibits. The real property and improvements described in Exhibit A have been operated under the name Olympus Hotel and Conference Center and consist of a 393 room hotel and associated restaurants, bars, rental space and meeting facilities located at 161 West 600 South, Salt Lake City, Utah 84101 (collectively "Hotel"). The real property and improvements described in Exhibit B are rental property ("Rental Property") adjacent to the Hotel.

     Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, the Hotel and Rental Property and all associated assets described in this Agreement on the terms and conditions hereinafter set forth.

     Now, therefore, in consideration of the foregoing premises and the respective representations, warranties and agreements and conditions herein contained, and the deposit of Twenty Thousand Dollars ($20,000) by Purchaser into the Escrow (defined below) (which, together with the additional deposit described in Section 5 below and all interest thereon, are collectively referred to as "Earnest Money" and shall be applied to the purchase price or refunded as described below), the parties hereto agree as follows:

     ARTICLE I
     ---------
     DEFINITIONS

     For the purposes of this Agreement, the following terms (in addition to terms given defined meanings elsewhere in this Agreement) shall have the meanings set forth below in this Article I.

     "CAPITAL LEASES" are Equipment Leases which are the equivalent of installment purchase agreements and which are not represented as operating expenses on the books and records of the Hotel.

     "CLOSING" and "CLOSING DATE") - shall have the meaning defined in
     Section 9.1.

     "CONSUMABLES" - shall mean all supplies, including but not limited to food and beverage, whether in use, or held in stock for future use, used in connection with the operation and maintenance of the Hotel, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, excluding, however, all items of personal property which are owned by Space Lessees or guests or which are not usable by Purchaser due to license or name restrictions.

     "CUT-OFF TIME" - shall have the meaning defined in Section 9.2.

     "EQUIPMENT LEASES" - shall mean, to the extent transferable, the leases covering items of the type listed as Service Equipment which are not owned by Seller but are leased by Seller, and which are located in or upon the Premises or are used or useable in connection therewith.

     "HOTEL" - shall mean the real property and improvements which have been operated under the name Olympus Hotel and Conference Center and consist of a 393 room hotel and associated restaurants, bars, rental space and meeting facilities located at 161 West 600 South, Salt Lake City, Utah 84101 described in Exhibit A which is attached to and incorporated in this Agreement by this reference.

     "HOTEL CONTRACTS" - shall mean all service, maintenance, and other contracts respecting the maintenance or operation of the Hotel.

     "IMPROVEMENTS" - shall mean all buildings and improvements on the Land.

     "INSPECTION DOCUMENTS" and "INSPECTION PERIOD" - shall mean the documents described in Sections 5.1.4 and 5.3.1 and the longest time period for Purchaser's review and inspection described in Section 5.3.

     "LAND" - shall mean the area described in Exhibits A and B to this Agreement.

     "MISCELLANEOUS ASSETS" - shall mean all contract rights, leases, concessions, permits, receipts, trademarks, logos, copyrights, business records, and any items of intangible personal property relating to the ownership or operation of the Hotel, excluding assets not located in Salt Lake City and used in the operation of property other than the Hotel and Rental Property.

     "NAMES" - shall mean the name "Olympus" and any other names commonly used in the operation of the Hotel including without limitation the names now used with the restaurants, banquet rooms and meeting rooms in the Improvements, and together in each case with the good will appurtenant thereto, but excluding the names "WestCoast" or "Best Western" or "Mullboon's".

     "OPERATING EQUIPMENT" - shall mean all china, glassware, linen, silverware and uniforms, and supplies of every kind and nature of all operating departments, including, without limitation, cleaning supplies, guest supplies, printing stationery, bar supplies, fuel, laundry supplies and brochures and promotional material whether in use, or held in stock for future use, in connection with the operation of the Hotel, which are on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business.

     "PERMITS" - shall mean, to the extent transferable, all licenses, franchises and permits used in the operation of the Hotel, including but not limited to liquor licenses, as heretofore operated.

     "PERMITTED EXCEPTIONS" - shall have the meaning defined in Section
     3.1.

     "PROPERTY" - shall mean all of the real, personal and intangible property referred to in Article II.

     "RENTAL PROPERTY" - shall mean the real property and improvements located thereon described in Exhibit B, which is attached to and incorporated in this Agreement by this reference.

     "SERVICE EQUIPMENT" - shall mean all fixtures, furnishings, fittings, equipment, machinery, apparatus, vehicles, appliances and articles of personal property of every kind whatsoever used or usable in connection with any present or future operation of all or any part of the Hotel, including without limitation all elevators, escalators, boilers, furnaces, heating, ventilating and air-conditioning systems and equipment, office furniture and equipment (including safes, cash registers and accounting, duplicating and communication equipment) and specialized hotel equipment (including equipment usable in the operation of kitchens, laundries, meeting and banquet rooms, clubs, rental spaces, drycleaning facilities, bars and cocktail lounges), electrical equipment (including refrigerators, radios, television and lighting equipment), fire prevention and extinguishing apparatus, telephone system, pictures and ornaments, which are on hand as of the date hereof, subject to such depletion and including such replacements as shall occur or be made in the normal course of business; excluding, however, a) Consumables, b) all items of personal property which are owned by Space Lessees or guests, and c) office equipment owned by WestCoast, the current manager of the Hotel.

     "SPACE LEASES" - shall mean all leases, subleases, licenses, concessions and other occupancy agreements, written or oral, whether or not of record, for use or occupancy of any portion of the Hotel or Rental Property; and "Space Lessees" shall mean the tenants or occupants thereunder. These terms do not include rental of hotel rooms unless such rental is based on an agreement with a term of more than 30 days.

     ARTICLE II
     ----------
     PURCHASE AND SALE

     Upon the terms, conditions, representations and warranties herein set forth, Seller hereby agrees to sell the following properties, rights and interests (sometimes hereinafter referred to collectively as "Property") to Purchaser, and Purchaser agrees to purchase the Property from Seller:

     2.1 HOTEL AND RENTAL PROPERTY - the Hotel, Rental Property, Land and the Improvements; provided, however, that in the event Purchaser elects at its sole discretion, by written notice to Seller prior to the end of the Inspection Period, to delete the Rental Property from this transaction, neither party shall have any further obligation to the other with regard to the Rental Property.

     2.2 ADDITIONAL PROPERTY - all of Seller's right, title and interest in and to the Names, Hotel Contracts, Space Leases, Permits, Equipment Leases, Service Equipment, Consumables, Operating Equipment, and all other Miscellaneous Assets.

     ARTICLE III
     -----------
     TITLE AND EXCEPTIONS TO TITLE

     3.1 TITLE Good and marketable title to the Property (and good record title by statutory warranty deed to so much thereof as shall constitute real property under the laws of the State of
            Utah) shall be sold and conveyed to Purchaser subject to the following matters ("Permitted Exceptions"):

            3.1.1 LIENS, ETC. All liens for real estate taxes, water and sewer charges, provided they are not delinquent and are prorated as of Closing.

            3.1.2 LAWS, ETC. All present laws, ordinances, codes, restrictions and regulations of all governmental authorities relating to building and/or zoning.

            3.1.3 SPACE LEASES. All terms and conditions of all Space Leases delivered to Purchaser by Seller at the beginning of the Inspection Period.

            3.1.4 HOTEL CONTRACTS. All terms and conditions of the Hotel Contracts approved for assumption by Purchaser during the Inspection Period.

            3.1.5 EASEMENTS. Utility easements of record approved by Purchaser during the Inspection Period.

            3.1.6 APPROVED EQUIPMENT LEASES. The Equipment Leases described in Section 5.3 if approved by Purchaser during the Inspection Period.

            3.1.7 TITLE COMMITMENT EXCEPTIONS. All defects in title contained in the Title Commitment described in section
                    5.3.1 below accepted by Purchaser utilizing the procedure described in section 3.2 below.

     3.2 CURING TITLE EXCEPTIONS. Purchaser shall give Seller written notice within 10 days following delivery to Purchaser of the Title Commitment and legible copies of all documents referred to therein of Purchaser's objection to any title exception; Seller shall, within 5 days following receipt of any such objection, notify Purchaser whether Seller shall remove such exception at or prior to Closing; Purchaser shall, within 5 days of Seller's responsive notice, provide Seller with written notice of whether Purchaser will accept Seller's position or terminate the transaction. Failure to provide notice within the preceding time frames shall be treated as rejection of the Title Commitment exceptions or rejection of the position stated in the notice from Purchaser or Seller. The preceding procedure shall not apply to monetary encumbrances totaling less than the total Purchase Price, which shall be paid in full at Closing as described in this Agreement. At the sole discretion of Purchaser, if the Property shall, at the time of Closing, be subject to any liens for judgments or transfer, franchise, license or other similar taxes or any encumbrances or other title exceptions which would be grounds for Purchaser to reject title hereunder, Purchaser may, instead of exercising its other rights under this Agreement, elect to waive such defect in title and close and, in the case of any monetary encumbrance, offset the amount of the monetary encumbrance against any amounts payable to Seller.

     ARTICLE IV
     ----------
     PURCHASE PRICE

     4.1 AMOUNT. The purchase price payable by Purchaser to Seller for the Property is Thirty-one Million, Six Hundred Thousand Dollars ($31,600,000) (the "Purchase Price"); provided, however, that the Purchase Price shall be reduced to Thirty-one Million, Four Hundred Thousand Dollars ($31,400,000) if Purchaser elects, by written notice to Seller prior to the end of the Inspection Period, to delete the Rental Property from this transaction.

     4.2 METHOD OF PAYMENT. The Purchase Price, as adjusted pursuant to the express provisions of this Agreement, shall be paid by Purchaser as follows:

            4.2.1 CAPITAL LEASES. Purchaser shall receive a credit against the Purchase Price at Closing in the amount of the unpaid balances of the Capital Leases, unless required to be paid as described in Section 5.3.2.

            4.2.2 CASH AT CLOSING. The balance of the Purchase Price shall be payable all cash at Closing (against which shall be credited the Earnest Money deposited with Escrow by Purchaser in part consideration for this Agreement)

            4.2.3 ALLOCATION OF PURCHASE PRICE. Purchaser and Seller agree that the Purchase Price shall be allocated 62% to building, 34% to land and 4% to furniture, fixtures, equipment (including vehicles) and permits.

     4.3 BULK TRANSFER ACT. Purchaser agrees to waive the Bulk Sales provisions, if any, of the Uniform Commercial Code for the State in which the Property is located, in consideration of Seller's indemnification described in section 13.5 below.

     ARTICLE V
     ---------
     CONTINGENCY  PERIODS, REPRESENTATIONS AND WARRANTIES OF SELLER

     5.1 REPRESENTATIONS AND WARRANTIES. Subject only to the exceptions set forth in this Agreement and the contingencies described in
            Section 5.3, Seller represents and warrants to Purchaser that the following statements are true:

            5.1.1 ORGANIZATION AND STANDING. To the best of Seller's knowledge, Seller has all requisite power and authority to own, lease and/or operate the Property and to carry on the businesses as now being conducted, is in compliance in all respects with all laws, regulations and requirements applicable to the operation of the Property, and has no knowledge of any threatened violation of any such laws, regulations and requirements.

            5.1.2 AUTHORITY. This Agreement constitutes a valid and legally binding obligation of Seller. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will, as of Closing, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which Seller or any entity controlled by Seller is a party or by which they or any of their properties or assets may be bound or violate any order, injunction, decree, statute, rule or regulation applicable to either of them or any of their assets or properties.

            5.1.3 FINANCIAL STATEMENTS. Subject to the procedure described in section 5.3.1, immediately upon execution of this Agreement, Seller will furnish Purchaser with copies of (or make available at the Hotel if so indicated on the Due Diligence Request List) the financial information requested in the Cavanaughs Due Diligence Request List, which is attached to and incorporated in this Agreement by this reference as Exhibit C ("Due Diligence Request List"). To the best of Seller's knowledge and belief, the financial information provided by Seller fairly present in all material respects the consolidated financial condition and results of operations of Hotel.

            5.1.4 TITLE COMMITMENT AND DOCUMENTS. Immediately upon execution of this Agreement, Seller will furnish Purchaser with true and correct copies (including all amendments thereto and modifications thereof) of the documents described in the Due Diligence Request List (which information shall be updated throughout the Inspection Period and immediately prior to Closing in the format normally produced by Seller) which are within the possession or control of or accessible Seller and which are discoverable by the Seller after diligent search. Seller warrants, to the best of its knowledge, that the information provided to Purchaser in response to the Due Diligence Request List is accurate and complete and that there are, to the best of Seller's knowledge, no agreements with any entity, individual person or group which are material to the operation of the business of the Hotel heretofore conducted or to the value of the Property. except as provided to Purchaser pursuant to this paragraph. Immediately upon execution of this Agreement, Seller shall furnish Purchaser with commitment for an ALTA Standard Form Owner's Policy of Title Insurance insuring title in Purchaser to the Property in the amount of the Purchase Price, together with legible copies of all documents referred to therein ("Title Commitment") issued by Transnation Title Insurance Company ("Title Company").

            5.1.5 AGREEMENTS IN FORCE AND EFFECT. To the best of Seller's knowledge, all documents identified in Section 5.1.4 are valid and in full force and effect, and to the best of Seller's knowledge no party has breached any material condition or provision thereof and is not in default in any material respect under the terms thereof except as is disclosed in writing by Seller to Purchaser at the time of delivery of the documents.

            5.1.6 ABSENCE OF ADVERSE FACTORS OR CHANGE. There has not been, or Seller has not, as the case may be:

                    (i) any material adverse change in the condition (financial or otherwise) assets, liabilities, earnings or business of Seller within the past 12 months;

                    (ii) acquired knowledge of any event directly relating to the physical condition of the Hotel which threatens materially to disrupt, prevent or impair the conduct of the business of the Hotel; or

                    (iii) conducted the business of the Hotel otherwise than in the ordinary course, except as otherwise expressly provided in this Agreement.

            5.1.7 GOVERNMENT REPORTS AND RETURNS. To the best of its knowledge, Seller has filed in a timely manner, all reports and returns relating to any of the Property required to be filed by any applicable law or governmental regulation, except such reports and returns the late filing of which (or the failure to file which) would not have a material and adverse effect on the conduct of the business of the Hotel.

            5.1.8 SELLER'S OBLIGATIONS PAYMENTS. All payments due and payable under the Assumed Debt, Hotel Contracts, Equipment Leases, wages and benefits of employees, Permits and Space Leases ("Seller's Obligations") have been paid to date, and Seller covenants that Seller's Obligations will be paid through the Closing.

            5.1.9 NAMES. Seller represents and warrants that, to the best of Seller's knowledge, there is no litigation, claim or assertion, pending or threatened, which challenges the validity of or Seller's title to or right to use any Names.

            5.1.10 ABSENCE OF LITIGATION AND LIENS. All Property to be transferred to Purchaser hereunder, will be free of all liens and encumbrances, except the Permitted Liens, on the Closing Date. There is and shall at Closing be no pending litigation against the Seller which involves a claim against the Property. To the best of Seller's knowledge and belief there are no assessments pending which would constitute a lien or charge against the Property on the Closing Date, other than non-delinquent real property taxes.

            5.1.11 HAZARDOUS SUBSTANCES AND CODE REQUIREMENTS. To Seller's knowledge, and except as specifically disclosed to Purchaser in writing at the time of delivery of the documents described in the Due Diligence Request List (which writing shall in turn refer to any environmental assessment known to Seller), the Property has never been used for the production, storage, deposit, or disposal of toxic, dangerous, or hazardous substances, pollutants, or contaminants, including without limitation, petroleum products or asbestos or PCB's or any substance designated as hazardous by Federal or State or local law or regulation ("Hazardous Substances"), and no such Hazardous Substances have ever been placed or located upon the Property, which, if found upon the Property, would subject the owner of, or any person holding a mortgage of or other security interest in, the Property ,to any damage, penalties, or liabilities under any applicable Federal, State or local statutes, ordinances or regulations. Seller warrants, except as disclosed as described in the preceding sentence, that the Property does not contain any Hazardous Substances as of Closing ("Existing Hazardous Substances") placed upon or released into the Property during the period of Seller's ownership or control other than in full compliance with all applicable laws, rules, and regulations. Seller represents and warrants that as of the date hereof , except as provided to Purchaser at the time of delivery of the documents described in the Due Diligence Request List: (a) it has not received notification of any kind from any regulatory agency stating that the Property is or may be targeted for a federal or state Hazardous Substances cleanup or may be contaminated with any Hazardous Substances or is currently in violation of any applicable zoning, building, safety or accessibility law or regulation and
                    (b) Seller has no knowledge of any release of any Existing Hazardous Substances or that the Property is currently in violation of any applicable zoning, building, safety or accessibility law or regulation. Seller shall indemnify and hold Purchaser harmless from and against any and all loss, damage, claims, penalties, liabilities, suits, costs, and expense (including, without limitation, cost of remedial actions or cleanup), suffered or incurred by Purchaser arising out of Existing Hazardous Substances released into the Property during the period of Seller's ownership or related to the breach of the foregoing representations and warranties, which amounts
                    Purchaser shall be entitled to offset from any payments next falling due under any amounts owing to Seller.

            5.1.12 CONDITION OF PROPERTY. To Seller's knowledge, except to the extent disclosed by Seller to Purchaser in writing at the beginning of the Inspection Period, the Hotel is constructed substantially in accordance with the plans and permits under which it was authorized and is free of any material physical or mechanical defects. Material defects shall mean any defect which impairs the structural integrity of the Improvements, the air, soil, or water quality, or the availability of utility services relating to the Improvements, or the use of the Improvements; there is legal access to the Land at all points being used for such access at the time of this Agreement, and all streets, roads, highways, and avenues adjoining any part of the Land have been dedicated to the proper municipal authority, and such municipal authority has the responsibility to maintain the same and the same are open for public use; Seller has all appropriate licenses, permits, easements, and rights of way necessary to ensure adequate vehicular and pedestrian ingress and egress, and no additional easements are required for access to the Improvements or in connection with the location of any utilities with respect to the current uses of the Improvements; there are not presently pending any public improvement assessment proceedings, condemnation, or zoning actions against the Land, or any part thereof, nor is Seller aware of any such proceedings or actions being threatened; there are no encroachments, boundary problems, prescriptive or adverse interests affecting the Land or Improvements; and there are no fixtures, facilities, utilities, heating, air conditioning, plumbing, electrical, or other systems, equipment, structures, or improvements of any kind whatsoever, including without limitation driveways and parking areas, which benefit the Property and are shared in common in any way whatsoever with any other real property.

            5.1.13 EMPLOYEE AGREEMENTS. There are no collective bargaining agreements, no deferred compensation or profit-sharing plans or arrangements presently in force, or any other agreement with employees which would affect the transfer of Property contemplated by this Agreement or require Purchaser to continue any employment or compensation arrangement with any person. Seller has no commitment to create any of the above-referenced plans nor will they do so while this Agreement is in effect. As of the Closing, Seller shall terminate all employees in the operation of the Hotel. Purchaser represents to Seller that Purchaser will offer employment to a minimum of 67% of the number of employees then normally employed at the Hotel as of the date of Closing, but is not otherwise required to, hire some or all such employees in connection with Purchaser's operation of the Hotel. Seller shall be responsible for all salaries, taxes, benefits, and vacation (including accrued but unused vacation) for all employees up to the Closing date.

            5.1.14. NON-FOREIGN STATUS.  Seller is not a "foreign person"
                    (i.e., a nonresident alien individual or foreign corporation) within the meaning of Section 897(a) of the Code. At Closing, Seller will furnish Purchaser, in accordance with Code Section 1445 and the Regulations thereunder, with an affidavit stating, under penalty of perjury, that Seller is not a "foreign person," and stating Seller's taxpayer identification number.

     5.2 LIMITATION ON SELLER'S REPRESENTATIONS AND WARRANTIES. Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof the physical condition, income, expenses or operation thereof, the uses which can be made of the same or any other matter or thing with respect thereto, including, without limitation, any existing or prospective Space Leases. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, Seller is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, financial statements pertaining to the operation of the Hotel or any other information respecting the Property furnished by Seller or any employee, agent, consultant or other person representing or purportedly representing Seller; and that the Property is being purchased "AS IS WHERE IS" with the exception of those representations and warranties expressly set forth in this Agreement. Except with regard to environmental or structural matters, any action by Purchaser against Seller based upon a violation of Seller's representations and warranties must be commenced within one year of Closing.

     5.3    CONTINGENCIES.

            5.3.1 PURCHASER'S INSPECTION AND WAIVER. Purchaser shall have 30 days after the later of the Effective Date or delivery by Seller to Purchaser of the last of the documents requested in the Due Diligence Request List within which to inspect the Property and review all documents requested in the Due Diligence Request List ("Due Diligence Materials") to determine whether the

                    Property in its current status is suitable, in the exercise of the sole business judgment discretion of Purchaser, for the purposes of Purchaser, which inspection may, at Purchaser's discretion and cost, include environmental assessments. Purchaser shall only use the Due Diligence Materials for the purpose of evaluating the Property, as opposed to any competitive use, and shall restrict access to the Due Diligence Materials to those persons required to evaluate the Property. This Agreement shall terminate, the Earnest Money shall be refunded to Purchaser, and all responsibilities of the parties to one another shall terminate unless, within 30 days of the later of complete execution and delivery of this Agreement or delivery of all Due Diligence Materials, Purchaser notifies Seller that Purchaser has determined to its satisfaction the Property can be used for these purposes to Purchaser's satisfaction. In the event Purchaser waives its contingency as described in the preceding sentence, Purchaser shall immediately increase the amount of Earnest Money which it deposits to a total of $600,000.

                    Completion of delivery of Due Diligence Materials shall be conclusively established as starting on the earlier of the following events. Seller shall deliver (or make available at the Hotel if so provided in Exhibit C) all Due Diligence Materials to Purchaser within five business days of the Effective Date, or such earlier date as Seller can accomplish, together with a listing of the materials furnished. Purchaser will notify Seller within three business days of receipt of the items described in the preceding sentence of any Due Diligence Materials which have not been included in the delivery, and in the absence of such notice the 30 day period will be presumed to have commenced on the delivery. Seller will, within three business days of receipt of the notice described in the preceding sentence, either deliver the missing materials or represent and warrant to Purchaser that such materials, to the best of Seller's knowledge, do not exist or cannot be obtained by Seller, and the 30 day period will be presumed to have commenced on the date of this second delivery/notice by Seller.

                    Immediately upon execution of this Agreement, Seller shall provide Purchaser with continuing access to the Property and complementary guest rooms for Purchaser's inspection personnel to complete such inspections and reports as Purchaser may elect, provided they shall be conducted without disruption of the operation of the

                    Hotel and at Purchaser's sole expense and Purchaser shall indemnify Seller against any physical damage to the Property or claim resulting from negligent or unlawful actions by Purchaser or Purchaser's agents arising out of Purchaser's inspection activities. To facilitate this inspection, Seller shall use its best efforts to have its onsite staff complete to the best of their knowledge and ability and deliver to Purchaser the Facility Inspection Questionnaire which is attached to and incorporated in this Agreement by this reference as Exhibit D.

            5.3.2 CAPITAL LEASES: Purchaser and Seller agree to use their best efforts to obtain any required consent for Purchaser to assume all Capital Leases without change in terms or charge to Purchaser. In the event such consent cannot be obtained, Seller shall pay in full any Capital Lease for which consent is not obtained and obtain clear title for Purchaser to the equipment at Closing.

     ARTICLE VI
     ----------
     REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents to Seller that the following statements are true:

     6.1 ORGANIZATION AND STANDING. Purchaser is duly organized and in good standing in the state of its formation. Purchaser, at Closing, will be duly organized, validly existing and in good standing under the laws of the State in which the Property is located and will have all requisite power and authority to own, lease and/or operate the Property after the Closing and to carry on the businesses thereat as now being conducted.

     6.2 AUTHORITY. Purchaser has full power to carry out the transactions provided for in this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated herein have been duly and validly authorized by all necessary Corporate action on its part, and this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and similar laws and by equitable principles generally. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its assets or properties.

     ARTICLE VII
     -----------
     CONDUCT OF BUSINESS PRIOR TO CLOSING

     Seller agrees that, between the date of this Agreement and the Closing Date, Seller will operate the Premises and the business of the Hotel in substantially the same manner as conducted prior to the date hereof. Purchaser correspondingly will use its best efforts to effect continuity of operations between the date of this Agreement and the Closing. Without limiting the generality of the foregoing, Seller agrees that between the date of this Agreement and the Closing Date:

     7.1 NOTICE OF CHANGE. Seller will notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing which would make any of the representations and warranties in Section 5 untrue in any material adverse respect if such representations and warranties had been given as of the date on which Seller becomes aware of any such transaction or occurrence.

     7.2 SPACE LEASES Seller will not, without the prior written consent of Purchaser, which consent Purchaser agrees not unreasonably to withhold or delay, modify or amend any Space Lease or cancel or renew any existing Space Lease or enter into any new Space Lease. If Purchaser fails to respond to a request for the consent referred to in the preceding sentence within five business(5) days after its receipt of such request, it shall be deemed to have so consented. Subject to this
            Section 7.2, Seller agrees to notify Purchaser of any modification, amendment or cancellation of any existing Space Lease and of Seller's entry into any new or renewal Space Lease whether or not Purchaser's consent is required under the provisions of this Section 7.2, and Seller agrees to furnish Purchaser with a copy of any new or renewal Space Leases entered into after the date of this Agreement.

     7.3 HOTEL CONTRACT AND EQUIPMENT LEASES. Seller will not enter into any new Hotel Contracts or Equipment Leases, or renew or amend any existing Hotel Contracts or Equipment Leases at an annual expenditure under any such new or renewal Hotel Contract or Equipment Lease at a rate exceeding the rate currently prevailing under the existing Hotel Contract or Equipment Lease for the corresponding service or product without the written consent of Purchaser which Purchaser may withhold at its discretion. Seller agrees to notify Purchaser of any proposed renewal, modification, amendment or cancellation of any existing Hotel Contract or Equipment Lease and to furnish Purchaser with a copy of any proposed, new or renewal Hotel Contract or Equipment Lease prior to execution.

     7.4 ENCUMBRANCES. Seller agrees that no borrowings or hypothecation which would encumber the Property or any part thereof after the Closing shall be made without the prior written consent of Purchaser, which consent may be withheld at Purchaser's absolute discretion.

     7.5 BOOKING BUSINESS. Seller shall continue to accept booking contracts and reservations for the Hotel's facilities in accordance with past practices, at not less than standard rates for the Hotel.

     7.6 INSURANCE. Seller shall keep in full force and effect through the Closing all the existing fire and extended coverage and other insurance policies.

     7.7 GOODWILL AND BUSINESS. Seller shall use its best efforts to preserve intact the good will of the Hotel and the Names with its existing clientele and to preserve its business relationships with all wholesalers, suppliers, or other parties with whom it has an existing business relationship.

     7.8 MAINTENANCE AND REPAIR. Seller shall make, at its sole cost and expense, whatever repairs and replacements may be necessary to maintain and keep the Property in its present state of repair (ordinary wear and tear and casualty excepted).

     ARTICLE VIII
     ------------
     ADDITIONAL AGREEMENTS

     8.1 TITLE INSURANCE. Title exceptions will be handled as described above.

     8.2 ASSIGNMENTS OF SERVICE EQUIPMENT, PERMITS. Seller shall execute all applications and instruments required in connection with the transfer to Purchaser of all Service Equipment and all transferable Permits in order to effect such transfer on the Closing under this Agreement. All costs and expenses incurred in connection with said transfers shall be paid by Purchaser. Seller will use its best efforts to keep all existing Permits in force, and to renew any of the same which expire prior to the Closing. In the event that any Permit is suspended or revoked, Seller shall promptly notify Purchaser of that fact, and Seller, at its sole cost and expense, shall use its best efforts to have the Permit reinstated without limitation or conditions.

     8.3 APPLICATIONS FOR PERMITS. Purchaser will use its best efforts to have issued to it, on the Closing Date, all non-assignable Permits required for the operation of the Hotel, and Seller agrees to cooperate with Purchaser in such efforts in any way reasonably requested, at Purchaser's cost and expense.

     8.4 RECORDS. Title to and possession of all records, documents and papers of every kind and nature pertaining to the Property and the operation of the Hotel relating to the period of time prior to the Closing shall be transferred to Purchaser . Purchaser shall either deliver copies to Seller or make access available to Seller to the records which Seller may reasonably require for use in connection with tax records or other reports following Closing, and shall provide Seller with space in the Hotel for that purpose.

     8.5 COOPERATION. Seller and Purchaser will cooperate with each other in every way and will exercise their best efforts in carrying out the transactions contemplated herein, in obtaining all required approvals, authorizations, and clearances, and in delivering all documents, instruments, or copies thereof or other information deemed necessary or useful by the other party.

     8.6 ITEMS NOT INCLUDED IN PURCHASE AND SALE. It is expressly understood between the parties hereto that the following items are not included in the "Property" under Article II hereof, and, accordingly, are not included in this sale and purchase, except to the extent specifically indicated below:

            8.6.1 BANK ACCOUNTS. All cash on deposit in banks or in transit for deposit for the account of Seller.

            8.6.2 OTHER EXCLUDED INTANGIBLES. All (i) prepaid insurance premiums and other prepaid items, (ii) deposits with utilities, insurance deposits and other similar deposits (except that any deposit for rooms or use of facilities or contracts for use of facilities or made under terms of any Space Leases shall be transferred to Purchaser subject to the rights of the depositor).

     8.7 ACCOUNTS RECEIVABLE AND PAYABLE. It is the intention of the parties that the operating revenues of the Hotel shall be prorated as of the Cut-off Time. Accordingly, all Hotel accounts receivable, including without limitation, all credit and charge card receivables, ("Receivables") occurring prior to the Cut-off Time shall be the property of Seller. All Receivables occurring subsequent to the Cut-off Time shall be the property of Purchaser. Except for obligations expressly approved by Purchaser to be assumed by Purchaser during the Inspection Period and except for the prorations at Closing described in this Agreement, all accounts payable arising prior to Closing are the sole responsibility of Seller. Purchaser assumes no liability for collection of Receivables of Seller except, for a period of 90 days following Closing to: (a) bill for such Seller's Receivables, (b) provided there is no dispute as to the payment of Seller's Receivable, apply any payment received from the obligor of a Seller's Receivable first to Seller's Receivable, and (c.) report accurately and remit to Seller any payment of a Seller's Receivable which comes to Purchaser.

     8.8 COLLECTIONS OF ACCRUED RENT UNDER SPACE LEASES. If at the Closing there are any past due rents owing to Seller under any Space Leases, said amounts shall be considered a Receivable of Seller.

     8.9 CONSUMABLES. All Consumables which are useable by Purchaser (excluding any Consumables prohibited for use by reason of the termination of any franchise/license agreement) as of the Cut-off Time shall be inventoried at the Cut-off Time by Purchaser and Seller. The amount of Consumables located in or issued to the operating departments in the Hotel will be substantially at the same levels as have heretofore been maintained in connection with the operation of the Hotel, which shall be presumed to be a 30 day supply for all Consumables except food and beverage.

     8.10   POST CLOSING ASSISTANCE AND ARRANGEMENTS.

            8.10.1 SELLER'S ASSISTANCE AFTER CLOSING. For a period of sixty (60) days following the Closing, Seller shall at reasonable times and upon reasonable notice provide Purchaser's representatives with such information and assistance as shall be reasonably required in order for them to familiarize themselves with the Hotel operations.

            8.10.2 DELIVERY OF DOCUMENTS AFTER CLOSING; INSTRUMENTS OF FURTHER ASSURANCE. Following the Closing, Seller agrees, on request of Purchaser, to execute and deliver to Purchaser such further instruments in writing as may be reasonably required to complete or evidence the transaction provided for and Purchaser shall, on request, execute and deliver like instruments to Seller.

     ARTICLE IX
     ----------
     CLOSING

     9.1 CLOSING. The Closing for the consummation of the transactions contemplated by this Agreement ("Closing"), including the sale and purchase of the Property, shall, unless another date and/or place is agreed to in writing by the parties hereto, take place at the Title Company ("Escrow"), on the date ("Closing Date") which is on or before 15 days from the waiver of all contingencies described in Section 5.3. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. Upon completion of the Closing, Purchaser shall immediately be entitled to actual and be charged with constructive possession of the Property, and all risk of loss with regard thereto shall pass to Purchaser.

     9.2 CUT-OFF TIME. The Cut-off Time shall be as of 11:59 p.m. on the day preceding the Closing Date, except that Seller shall receive the income and shall be charged for the expenses attributable to the restaurants, bar facilities or room service up to 2:00 a.m. on the Closing Date.

     9.3 CLOSING STATEMENTS. At the Closing, Escrow shall deliver a Preliminary Closing Statement setting forth in reasonable detail prorations required under Article X based upon such preliminary audits and inventories as they have made up to the Closing Date. Within thirty (30) days following the Closing Date, Escrow shall deliver a Final Closing Statement setting forth the final determination of the adjustments and prorations; PROVIDED, HOWEVER, that no adjustment shall be made for any item included in the Preliminary Closing Statement if the said item has been approved by Purchaser prior to the Closing. A payment to cover any changes as a result of such Final Closing Statement will be made by Seller or Purchaser, as the case may be, within five (5) days after the receipt of such Final Closing Statement.

            In the event that, at any time within ninety (90) days after the Closing, either party discovers any item which should have been included in the Final Closing Statement but was not included for any reason, then such item shall be adjusted in accordance with this Agreement as if its existence had been known at the time of the preparation of the Final Closing Statement.

     ARTICLE X
     ---------
     CLOSING ADJUSTMENTS;  OTHER CLOSING MATTERS

     10.1 CLOSING ADJUSTMENTS. On the Closing Date the following items shall be apportioned between Purchaser and Seller as of the Cut-Off Time:

            10.1.1 RENTS AND OTHER REVENUE. All Hotel revenues, including percentage rents (if any) as and when collected; PROVIDED, HOWEVER, that in connection with the preparation of the Preliminary Closing Statement, as provided in Section 9.3, any percentage rentals under any Space Lease shall be estimated to the Cut-off Time on the basis of sales, receipts or profits for immediately preceding fiscal periods, and an adjustment shall be made based upon actual figures, if available, or again upon recently completed fiscal periods for the purpose of making a final estimate of the amounts of such percentage rentals in connection with the preparation of the Final Closing Statement as provided in Section 9.4. Guest room revenues for the night immediately prior to the Closing Date shall be divided equally between Seller and Purchaser;

            10.1.2 TAXES, LEVIES, ETC. Real estate taxes and personal property taxes, if any, levied or imposed upon the Property on the basis of the fiscal year for which assessed;

            10.1.3 WATER CHARGES. Unmetered water charges on the basis of the fiscal year;

            10.1.4 UTILITIES. Charges and fees due under telephone contracts and contracts for the supply of heat, water, steam, electric power, gas and lighting or sewer; it being further agreed that all deposits (including interest actually accrued) made by Seller as security under any such public service contracts (or any other contracts being assumed by Purchaser hereunder) shall be assigned to Purchaser and credited to Seller;

            10.1.5 TENANT CHARGES. Charges due Seller for electric power, steam or other utilities, submetering fees, charges for chilled water and other charges for services furnished to Space Lessees to the extent not adjusted pursuant to
                    Section 10.1.1;

            10.1.6 HOTEL CONTRACTS AND EQUIPMENT LEASES. Charges and receipts under all Hotel Contracts and Equipment Leases;

            10.1.7 PERMIT CHARGES AND FEES. Purchaser shall pay all transfer or application fees for transferable Permits;

            10.1.8 PAYMENTS TO OR FOR EMPLOYEES. Employees' wages (including without limitation federal withholding and employment taxes, and all state and local taxes, if any, required to be collected by employers on personnel working at the Hotel) vacation pay and other amounts payable under any Seller's Obligations (in accordance with the terms thereof) and payroll expenses shall be paid by Seller.

            10.1.9 OTHER ADJUSTMENTS. Such other items as are provided for in this Agreement including but without limitation all cash in house banks, the deposits under the Space Leases, and advance payments under booking arrangements.

     10.2 EXCISE TAXES. Seller agrees to pay at the Closing any applicable real estate excise tax and personal property transfer/sales taxes except to the extent such personal property transfer taxes are imposed by law on Purchaser.

     10.3 CLOSING COSTS AND TITLE INSURANCE. Purchaser and Seller shall each pay one-half of the applicable escrow fees and recording costs. Seller shall pay the costs of title insurance attributable to an owners standard ALTA coverage. Purchaser may, at Purchaser's sole option, require extended form title insurance and pay for the additional cost of such coverage beyond that of standard form coverage and for any required survey. Each party shall bear its own attorney's fees in connection with this transaction.

     ARTICLE XI
     ----------
     DELIVERIES ON CLOSING

     11.1 DELIVERIES BY SELLER. Seller shall make the following deliveries to Purchaser at the Closing:

            11.1.1 DEED. Seller shall execute, acknowledge and deliver to Purchaser a warranty deed sufficient to convey to Purchaser the fee simple title to the Land together with the Improvements thereon, subject to and in accordance with the provisions of this Agreement.

            11.1.2 BILL OF SALE AND REGISTRATIONS. Seller shall execute, acknowledge and deliver to Purchaser a bill of sale and title registration transfer documents (if any) sufficient to transfer clear title and interest in and to the Service Equipment, Consumables and Operating Equipment subject to and in accordance with the provisions of this Agreement and subject to Permitted Exceptions, which shall state that the assets are being acquired "AS IS WHERE IS" with the exception of those representations and warranties expressly set forth in this Agreement.

            11.1.3 ASSIGNMENTS OF SPACE AND EQUIPMENT LEASES. Seller shall execute, acknowledge and deliver to Purchaser, in counterparts, an assignment of all of Seller's right, title and interest as lessor under all Space Leases and as lessee and owner under the Equipment Leases. Seller shall also execute, acknowledge and deliver to Purchaser, in counterparts, an assignment of all security deposits then held by Seller pursuant to the terms of Space Leases. Purchaser will decide and notify Seller prior to the end of the Inspection Period whether the estoppel statements provided by tenants under Space Leases are adequate for Purchaser's purposes.

            11.1.4 ASSIGNMENT OF HOTEL CONTRACTS, TRANSFERABLE PERMITS, NAMES AND MISCELLANEOUS ASSETS. Seller shall execute, acknowledge and deliver to Purchaser an assignment of all of Seller's right, title and interest under the Hotel Contracts, transferable Permits, Names (to extent transferable) and the Miscellaneous Assets to be sold pursuant to this Agreement and shall deliver Seller's original counterparts of all documents which are in writing together with such correspondence and other records, if any, pertaining thereto which Seller has. Purchaser will decide and notify Seller prior to the end of the Inspection Period if Purchaser wishes to cancel any of the Hotel Contracts which are cancelable.

            11.1.5 DOCUMENTATION REGARDING NON-TRANSFERABLE PERMITS. As to any non-transferable Permits, Seller will, at Purchaser's cost and expense, execute and deliver to Purchaser any documents reasonably required to be signed by Seller to effect the reissuance thereof in the name of Purchaser.

            11.1.6 CONSENTS/ESTOPPEL CERTIFICATES. Seller shall obtain and deliver to Purchaser certificates from the lessees under the Space Leases and from parties to each of the material Hotel Contracts stating that said leases and/or contracts are in full force and effect in accordance with their terms, that to the best of their knowledge there are no defaults thereunder, and that, to the extent that the consent of such party is required for the assignment thereof, such consent has been given. Purchaser will decide and notify Seller prior to the end of the Inspection Period whether the certificates provided are adequate for Purchaser's purpose and the contract shall terminate in accordance with section 5.3.1 or any defeciencies in the certificates will be deemed waived.

            11.1.7 SELLER'S RECORDS. Seller shall deliver to Purchaser all records pertaining to the then registration of guests, advance bookings of banquets and similar functions, advance room reservations, promotion records, due bills, records of the purchasing and engineering departments of the Hotel and all other records, instruments, documents and deposits for Hotel operation, except for such summaries or copies of such records as Seller chooses to retain at its Seattle office.

            11.1.8 EMPLOYMENT AGREEMENTS AND CONTRACTS. Seller and Purchaser shall provide a written notice to all employees of the Hotel to terminate all employees of the Hotel as of the Cut-off Date. The notice shall be made in form acceptable to Purchaser.

            11.1.9 TITLE INSURANCE AND ADDITIONAL ITEMS. Seller shall deliver to Purchaser all other instruments and documents to which Purchaser may be entitled at the Closing under any of the other provisions of this Agreement, including the allocation of Purchase Price and policy of Title Insurance.

     11.2 DELIVERIES BY PURCHASER. Purchaser shall make the following deliveries to Seller at the Closing.

            11.2.1 PURCHASE PRICE. Purchaser will execute and deliver such documents as are necessary to reflect that the Property is taken subject to the items described in
                    Article IV, and shall make any other payments required by it hereunder.

            11.2.2 ASSUMPTION OF SELLER'S OBLIGATIONS. Purchaser shall execute, acknowledge and return to Seller counterparts of the assignments delivered pursuant to Section 11.1 to evidence its agreement to assume and perform all of the Seller's obligations under the Lease (as negotiated), any Assumed Debt (as re-negotiated) Space Leases, Hotel Contracts, and transferable Permits from and after the Closing Date; together with its obligation to pay all items for which it has received a credit at Closing and to indemnify Seller with regard thereto.

            11.2.3 ASSUMPTION OF BOOKINGS. Purchaser shall execute, acknowledge and deliver to Seller an agreement on Purchaser's part to perform all booking arrangements at the Hotel from and after the Closing insofar as the same have been made by Seller pursuant to Section 7.5.

            11.2.5 ADDITIONAL ITEMS. Purchaser shall deliver to Seller all instruments and documents to which Seller may be entitled at the Closing under any of the other provisions of this Agreement.

     11.3   NOTICES

            11.3.1 TENANTS UNDER LEASES. Seller and Purchaser shall execute and deliver all notices to all Space Lessees advising them of the sale of the Property, the assignment to Purchaser of the Space Leases, and the assumption by Purchaser of the lessor's obligations under such Space Leases.

            11.3.2 OTHER NOTICES. Upon request of either party, Seller and Purchaser will execute and mail a notice addressed to the other party under any Equipment Lease, Hotel Contract, or to the governmental or other authority issuing any Permit assigned to Purchaser, notifying such person or authority of such assignment, and of the assumption of Purchaser of Seller's obligations thereunder.

     ARTICLE XII
     -----------
     CONDITIONS TO CLOSING OBLIGATIONS

     12.1 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to consummate the transactions contemplated by this Agreement, including the sale of the Property, is expressly conditioned upon the fulfillment by and as of the time of Closing of each of the conditions listed below in this Section 12.1; PROVIDED, HOWEVER, that Seller, at its election, may waive all or any of such conditions:

            12.1.1 PERFORMANCE OF AGREEMENTS. Purchaser shall have performed all of its agreements contained in this Agreement required to be performed by it prior to the Closing Date (including but without limitation the adjustments and other closing matters provided for in Articles IX and X).

            12.1.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall, except as contemplated or permitted by this Agreement, be true (regardless of the knowledge, or lack thereof, of Purchaser) on and as of the Closing Date, as if made on and as of the Closing Date, in all respects except for instances which are, in the aggregate, not material.

            12.1.3 TENDER. Purchaser shall have tendered to Seller the delivery of the items contemplated in Section 11.2.

     12.2 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. The obligation of Purchaser to consummate the transactions contemplated by this Agreement, including the sale and purchase of the Property, is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below in this Section 12.2; PROVIDED, HOWEVER, that Purchaser, at its election evidenced by written notice delivered to Seller prior to or at the Closing, may waive any or all of such conditions:

            12.2.1 PERFORMANCE OF AGREEMENTS; ADVERSE CHANGES. Seller shall have performed all of its agreements contained in this Agreement required to be performed by it prior to the Closing Date (including but without limitation the adjustments and other closing matters provided for in Articles IX and X), and there shall have been no material permanent adverse change in the total conditions (financial or otherwise), assets, liabilities, earnings, or business of Seller or the Hotel, as described in Section 5, taken as a whole, since the date of this Agreement.

            12.2.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall, except as contemplated or permitted by this Agreement to be limited to the best of Seller's knowledge, or as required or consented to by Purchaser under Section 7.2, be true on and as of the Closing Date, as if made on and as of the Closing Date, in all respects except for instances which are, in the aggregate, not material.

            12.2.3 LITIGATION. There shall be no pending or threatened litigation seeking to restrain, prevent, rescind, or change the terms of the sale and purchase of the Property from that which is set forth herein, or to obtain damages in connection with said sale and purchase which, in Purchaser's opinion, makes it inadvisable to proceed with said sale and purchase, or which, in Purchaser's opinion might materially and adversely affect the total condition (financial or otherwise), assets, liabilities, earnings or business of the Hotel.

            12.2.4 TENDER. Seller shall have tendered to Purchaser the delivery of the items contemplated in Section 11.1.

            12.2.5 EQUIPMENT LEASES. The holders of Equipment Leases shall have approved the transfer of the Property without change in terms or charge to Purchaser.

     ARTICLE XIII
     ------------
     GENERAL PROVISIONS

     13.1   FIRE OR OTHER CASUALTY OR CONDEMNATION.

            13.1.1 NOTICE TO PURCHASER. Seller agrees to give Purchaser prompt notice of any fire or other casualty occurring at or to the Property between the date of this Agreement and the Closing Date, or of any actual or threatened condemnation of all or any part of the Land of which Seller has knowledge.

            13.1.2 MAJOR CASUALTY OR TAKING. If, prior to the Closing, there shall occur (i) Damage to the Property caused by fire or other casualty which would cost Five Hundred Thousand Dollars ($500,000) or more to repair, or (ii) a taking by condemnation of any part of the Improvements or which materially interferes with the operation or use of the Hotel, then, and in either such event, Purchaser may terminate its obligations under this Agreement by written notice given to Seller within fifteen (15) days after Seller has given Purchaser the notice referred to in Section 13.1.1, or at the Closing, whichever is earlier and receive the return of the Earnest Money. If Purchaser does not so elect to terminate its obligations under this Agreement, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument, all of Seller's interest in any insurance proceeds (except use and occupancy insurance and business interruption insurance for the period ending with the Closing Date) or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or the amount thereof not expended for or required to reimburse Seller for actual expenditures on account of restoration.

            13.1.3 OTHER CASUALTY OR TAKING. If, prior to Closing, there shall occur (i) damage to the Premises caused by fire or other casualty which would cost less than Five Hundred Thousand Dollars ($500,000) to repair, or, (ii) a taking by condemnation of any part of the Premises which does not include a material part of the Improvements or does not materially interfere with the operation or use of the Hotel, then, and in any such event, neither party shall have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing, by written instrument all of Seller's interest in any insurance proceeds (except use and occupancy insurance and business interruption insurance for the period ending with the Closing Date) or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or the amount thereof not previously expended for or required to reimburse Seller for actual expenditures on account of restoration. Notwithstanding the foregoing, if any such damage due to fire or other casualty is not covered by insurance and Seller does not make available to Purchaser funds equivalent to those which would have been available under such insurance, then Purchaser shall have a right to terminate this Agreement in the manner provided in Section 13.1.2 regardless of the extent of the damage.

            13.1.4  DEFINITION OF MATERIAL TAKING.  For purposes of this
                    Section 13.1, a taking of a material part of the improvements shall mean any taking which leaves remaining a balance of the Premises which may not be economically operated for the purpose for which the Premises was operated prior to such taking. Without limiting the generality of the foregoing, a taking of more than ten percent (10%) of the common areas of the Improvements (including, without limitation, the lobbies, ballrooms, bars, dining areas, corridors, cellars, storage or service equipment areas) or more than fifteen percent (15%) of the guest areas of the Improvements (including, without limitation, all private rooms, bathrooms and the like) shall be deemed to be material and materially to interfere with the business and operation of the Hotel.

     13.2   TERMINATION

            13.2.1 BY SELLER. Seller may terminate this Agreement by providing 15 days notice and opportunity to cure to Purchaser at any time prior to the Closing Date if a material default under or a material breach of this Agreement or any representation or warranty set forth in this Agreement or in any instrument delivered by Purchaser pursuant hereto shall be made by Purchaser.

            13.2.2 BY PURCHASER. Purchaser may terminate this Agreement by 15 days notice and opportunity to cure to Seller at any time prior to the Closing Date if:

                    (A) A condition to the performance of Purchaser hereunder shall not be satisfied on or before the date specified for the satisfaction thereof; or

                    (B) A material default under or a material breach of this Agreement or of any representation or warranty set forth in this Agreement or in any instrument delivered by Seller pursuant hereto shall be made by Seller.

            13.2.3 EFFECT OF TERMINATION. In the event of termination of this Agreement under this Section 13.2, then:

                    (A) The Earnest Money deposit of Purchaser shall be returned unless Purchaser is the party in default; and

                    (B) In the event the Agreement is terminated and the Closing is not consummated by reason of default of a party hereunder, if Purchaser is the defaulting party, Seller shall retain the Earnest Money as its sole and exclusive remedy; and if Seller is the defaulting party, Purchaser may bring an action for specific performance, sue for damages, or pursue any other remedy it may have at law.

     13.3   ASSUMPTION OF LIABILITIES.

            13.3.1 LIMITATION ON ASSUMED LIABILITIES. Purchaser is not assuming any liabilities of Seller except liabilities which the terms of this Agreement expressly require Purchaser to assume.

            13.3.2 SPECIFIC EXCLUSION OF ASSUMED LIABILITIES. Without limiting the generality of Section 13.3.1, Purchaser is not assuming any liability of Seller in respect of the following:

                    (A) Any of Seller's trade payables applicable to the period prior to Closing;

                    (B) Any contingent liability of Seller whether for taxes or otherwise;

                    (C) Any liability on account of any employment agreement, welfare or other employee or fringe benefit plan, or any other or similar plan or any retirement, bonus, severance pay, insurance, profit sharing or deferred compensation plan; or

                    (D) Any liability of Seller hereunder for fees, expenses or taxes incurred in connection with the sale and transfer of the Property.

            13.3.3 EFFECTIVE DATE OF ASSUMPTION. Wherever it is provided in this Agreement that Purchaser shall assume all obligations of Seller, such assumption shall be effective only from and after the Closing Date and no such assumption shall require Purchaser to assume, nor shall it assume, any liabilities or obligations of Seller relating to or arising from Seller's performance of, or failure to perform, any of the terms of the assumed obligation prior to the Closing Date (except as otherwise expressly provided in this Agreement.)

     13.4 SURVIVAL OF REPRESENTATIONS, ETC. Subject to the time limitations described in section 5.2, the respective representations, warranties, obligations, covenants and agreements of Seller and Purchaser contained herein shall survive Closing.

     13.5   INDEMNIFICATION.

            13.5.1 AGREEMENT TO INDEMNIFY. Subject to the express provisions of this Agreement to the contrary, the Seller will indemnify Purchaser against any liability for claims arising out of events, acts, or omissions of Seller that occurred in connection with the operation of the Hotel up to the Closing Date, and Purchaser will indemnify the Seller against any liability for claims arising out of events, acts or omissions of Purchaser that occur in connection with the operation of the Hotel on or after the Closing Date.

            13.5.2  INDEMNIFICATION REGARDING ASSUMED OBLIGATIONS.
                    Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party from and after the Closing Date, the party so assuming such liability shall be deemed to have also agreed to indemnify and hold harmless the other party, its successors and assigns, from all claims, losses, liabilities and expenses (including reasonable attorneys' and accountants' fees) arising from any failure of the assuming party to perform the obligation so assumed from and after the Closing Date.

            13.5.3 NOTICE AND COOPERATION ON INDEMNIFICATION. Subject to the time limitations contained in section 5.2, whenever any party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which another party is or may be responsible under this Agreement, such party shall notify said other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have which may be used or useful in defense of such claims and shall afford said other party full opportunity to defend the same in the name of any party and shall generally cooperate with said other party in the defense of any such claim.

     13.6 ASSIGNMENTS AND SECTION 1031 EXCHANGE. Without the prior written consent of the other party, neither party may assign its rights hereunder except that Purchaser may assign its rights hereunder to any entity of which Cavanaughs Hospitality Corporation is the parent, manager or general partner, so long as Cavanaughs Hospitality Corporation remains liable for and responsible for performance of all obligations hereunder and payment of the Purchase Price. Cavanaughs Hospitality Corporation shall be liable for all obligations of Purchaser under this Agreement. Purchaser agrees to cooperate with Seller in allowing Seller to accomplish a deferral of taxes under the provisions of Section 1031 of the Internal Revenue Code (including advance funding up to two days prior to Closing in the amount required to allow Seller or its affiliates to acquire the Washington Mutual note or deposit of funds into specified accounts by Purchaser's affiliates), provided that such cooperation shall not result in any expense or liability to Purchaser or defect in title or risk to acquiring title to the Property other than that which Purchaser would have in a simple all cash purchase transaction. The deferral of tax arising out of this transaction is not a contingency to the obligations of Seller under this Agreement.

     13.7 BROKERS. Seller shall pay all commissions or other fees to Colliers International under the terms of a separate agreement between Seller and Colliers. The parties represent and warrant to one another that they have not dealt with any other broker to whom they are obligated to pay a fee in connection with the sale of the Property.

     13.8 EXPENSES, FEES AND DISBURSEMENTS OF COUNSEL. Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay their respective expenses, including without limitation the fees and disbursements of their own counsel, accountants and other advisors, in connection with the negotiation and preparation of this Agreement and the Closing.

     13.9 NOTICES. Except as otherwise provided in this Agreement, notices, demands, requests, consents, approvals or other communications (for the purpose of this Section 13.9 collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be considered given when sent by United States registered or certified mail, postage prepaid, (or by private overnight courier) addressed to Purchaser at 201 W. North River Drive Suite 100, Spokane, WA 99201 Attn. President and to Seller at Stellar International Holdings, 520 Pike Street Suite 2200, Seattle, WA 98101 attn. George Lawson, or such other place as a party may from time to time designate by notice, or when personally delivered.

     13.10 COUNTERPARTS, FACSIMILES, CAPTIONS, ETC. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The facsimile transmittal of an executed document, to be followed as soon as practical by delivery of the original signed document, shall be considered delivery of an original when transmitted to Seller at 206-467-9760 or to Purchaser at 509-325-7324. The captions are for convenience of reference only, and shall not affect the meaning or construction to be given any of the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

     13.11 GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Washington, except to the extent required to enforce specific performance under the laws of the State of Utah where the Property is located. In addition to any other remedy, the substantially prevailing party in any dispute arising out of this Agreement shall be entitled to recover their reasonable attorney fees and costs of litigation.

     13.12 ENTIRE AGREEMENT; NO RECORDING. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged by its agent duly authorized in writing or as otherwise expressly permitted herein. Subject to Section

            13.6, this Agreement shall be binding upon and inure to the benefit of their successors and assigns. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The parties each agree that neither this Agreement nor any memorandum thereof shall be recorded.

     13.13 NO WAIVERS. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

     13.14. CONFIDENTIALITY Neither party will make any disclosure of this Agreement except to the extent required to comply with the obligations of the parties under this Agreement or to comply with the obligations of that party under applicable laws and regulations. In the event Purchaser does not waive its contingencies to its obligations to purchase, Purchaser shall return to Seller all materials which it obtains from Seller, and Seller may acquire from Purchaser any third party reports on the Property ordered by Purchaser during the Inspection Period by reimbursing Purchaser for the cost of such report.

     THE OFFER REPRESENTED BY THE FIRST PARTY EXECUTING AND DELIVERING THIS AGREEMENT IS WITHDRAWN UNLESS THE OTHER PARTY EXECUTES THIS AGREEMENT WITHOUT MODIFICATION AND DELIVERS IT TO THE ORIGINAL SIGNING PARTY ON OR BEFORE 5:00 P.M. OF THE THIRD BUSINESS DAY FOLLOWING THE DATE OF THE FIRST PARTY SIGNING.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by and through its managing partner and attested to by its officers thereunto duly authorized, all on the date first above written.

     SELLER:                            PURCHASER:
     STELLAR LONE STAR, L.L.C.          CAVANAUGHS HOSPITALITY LIMITED
     by J-M Corporation, Member           PARTNERSHIP
                                        by Cavanaughs Hospitality
                                          Corporation, General Partner

     /s/ Lars Jonnson                   by /s/ Art Coffey
     ------------------------------        -----------------------------
     its President, J-M Corporation     Art Coffey, Executive Vice
                                          President

     STATE OF WASHINGTON
                              ) SS.
     County of Spokane

     I certify that I know or have satisfactory evidence Art Coffey is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the Executive Vice President of Cavanaughs Hospitality Corporation, the sole General Partner of Cavanaughs Hospitality Limited Partnership, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

     Dated:  April 28, 1998.
                                        Patricia Stapleton
     Type/Print Name of Notary:         __________________________________
                                        Notary Public in And For the State
                                          of Washington,residing at
                                          Spokane.
                                        My appointment expires: 01/06/02.


     STATE OF WASHINGTON
                              ) SS.
     County of King

     I certify that I know or have satisfactory evidence that Lars Jonnson is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it to be the free and voluntary act of such party as the President of J-M Corporation, Member of Stellar Lone Star, L.L.C. for the uses and purposes mentioned in the instrument.

     Dated: April 29, 1998.
                                        Rita Stefanski
     Type/Print Name of Notary:         __________________________________
                                        Notary Public in And For the State
                                          of Washington,residing at
                                          Newcastle.
                                        My appointment expires: 02/01/00.

                                    EXHIBIT A

                          (Legal Description of Hotel)

                                    EXHIBIT B

                     (Legal Description of Rental Property)

                                    EXHIBIT C
                          (Due Diligence Request List)

     To the extent available, information on this exhibit will be provided at the Hotel.

     A.    FINANCIAL
           ---------
     A1.   Balance Sheets and Income Statements

     [ ] Copies of past three years' year-end audited balance sheet and income statements.

     [ ] Copies of most recent month's balance sheet and income statements.

     A2.   Financial Statements/P&L's

     [ ] Copies of past three years' monthly detail profit and loss statements listing all income and expense categories by department.

     [ ] Copies of monthly profit and loss statements for each department from the end of the prior fiscal year to and including the most recently completed month.

     A3.   Budgets

     [ ]   Past year's operating income and expense budgets by department.

     [ ] Current year's operating income and expense budgets by department.

     A4.   Depreciation Schedules

     [ ] List of all personal and real property including initial value, date of acquisition, accumulated depreciation, and scheduled monthly or annual depreciation.

     A5.   Debt

     [ ] Complete copies of all mortgages or other loans secured by real property including copies of original agreements and any modifications and/or amendments.

     [ ] Copy of a debt schedule, listing, the name of the lender, loan officer, addresses, phone number, current balance, annual percentage rate (APR), maturity date, current payment amounts and payment periods, current interest amounts, balloon payments, and prepayment penalties.

     [ ] Copies of all leases in which the hotel is the lessee. Include copies of all furniture and equipment leases with terms, monthly payments, and buy out options.

     A6.   Real Estate Tax

     [ ] Copies of past three year's property tax bills, including assessed valuations for land, improvements, and personal property, and any homestead exemptions if applicable.

     [ ]   Copies of current year's assessments and tax bills.

     A7.   Aged Accounts Receivable

     [ ]   Copy of current aged accounts receivable report

     A8.   General Ledger

     [ ] Cavanaughs designee to review GL on-site with property general manager and controller.

     A9.   Purchase Journal

     [ ]   Copies of monthly purchase journals for past 6 months.


     B.    MAJOR AGREEMENTS
           ----------------
     B1.   Franchise Agreement and Inspections

     [ ] Copy of Franchise Agreement if applicable, including costs, restrictions, policies and terms and any modifications and/or amendments.

     [ ]   Copies of Franchise Inspection Reports from the past two years.

     B2.   Leases

     [ ] Copies of any retail leases or agreements for any portion of the Improvements. Include all attachments and exhibits to leases, and any modifications and/or amendments.

     [ ] Copy of current rent roll, listing all tenants, monthly base rent, percentage rent as applicable, and term of lease.

     [ ] Copies of most recent Estoppel Agreements executed by tenants, if applicable.

     B3.   Management Contract

     [ ] Copy of Management Contract if applicable, including any modifications and/or amendments

     B4.   Service Contracts

     [ ] Copies of any maintenance and/or service agreements and contracts, i.e. elevator, fire alarm monitoring and/or service, fire sprinkler inspection, landscaping, contract cleaning, etc.

     C.    ENGINEERING
           -----------
     C1.   Site Survey/Plot Plan

     [ ] Copy of engineered site survey or plot plan showing property boundaries, buildings, parking layout, and major utilities.

     C2.   Environmental Reports

     [ ] Copy of Phase I assessment. If older than one year, a transaction screen update will be required.

     [ ]   Copy of Phase II analysis and report if performed.

     C3.   ADA Compliance

     [ ] Copies of ADA compliance survey and/or certifications to lenders of ADA compliance.

     C4.   Asbestos Abatement/Management

     [ ]   Copies of asbestos surveys and abatement reports as applicable.

     [ ] Copy of PACM (Presumed Asbestos Containing Material) Management Plan if applicable (required by Federal regulations for all public and commercial buildings constructed before 1980).

     C5.   Utility Bills

     [ ] Copies of the last 12 months Sewer, Water, Refuse, Gas, and Electricity bills showing monthly consumption and invoiced amount.

     C6.   Building Plans

     [ ]   Cavanaughs designee to review building plans on-site.

     C7.   Inspection Reports for Fire Protection Equipment

     [ ] Most recent inspection report for fire alarm system and date of next inspection as required by State and/or local ordinance.

     [ ] Most recent inspection report for automatic fire sprinkler system and date of next inspection as required by State and/or local ordinance.

     [ ] Date of most recent inspection and/or service of hand held fire extinguishers and copy of service invoice or inspection report.

     [ ] Date of most recent inspection and cleaning of kitchen hoods and grease ducts and copy of service invoice or inspection report.

     C8.   Engineering Studies and Construction Specifications

     [ ] Cavanaughs designee to review on-site, copies of soils report, building, mechanical and electrical construction specifications, and any engineering studies available for the property.

     [ ]   Copy of any seismic analysis of the building(s).

     C9.   Room FF&E Replacement Schedule

     [ ] Dates of last upgrade of carpet, soft goods, case goods, and wall finishes for all guestrooms, organized by building, room wing, floor, groups of rooms, or individual guestroom as appropriate to allow determination of the age of any of these elements for any particular guestroom.

     C10.  Major Equipment List

     [ ] Schedule of major kitchen and laundry equipment, listing item description, brand name, capacity, age, and initial value (this information may be included in item A4).

     C11.  Capital Expenditures

     [ ]   Copy of capital expenditure plan for the current fiscal year.

     [ ]   List of actual capital expenditures for the past three years.

     C12.  Room Layout

     [ ] Plan showing guestroom buildings and/or room wings labeled with the descriptors commonly used by hotel staff, i.e. "North Wing", "Bldg A", "Corporate Floor", etc.

     [ ] Copy of a numbering plan with list of room types and map showing room numbers.

     C13.  Elevator Inspection Reports

     [ ]   Copy of most recent elevator inspection report.

     [ ] Date of last 5 year Full-Load Safety Test and copy of report (not required for hydraulic elevators).

     C14.  Chief Engineer Facility Questionnaire

     [ ]   Completed copy of CHC facility questionnaire.

     C15.  Citations and Violations

     [ ] Copies of any outstanding citations or violations of building ordinances or codes.

     C16.  Zoning Requirements

     [ ] Copy of parking analysis showing car parks required for present guestroom, banquet, restaurant, lounge and other uses.

     [ ] Copy of zoning ordinance sections showing height restrictions and any floor area ratio (FAR) limits for the property.

     C17.  Parking Facilities

     [ ] Plan view of parking layout showing number of parking stalls, and location of all ADA accessible stalls (may be included in item C1).

     D.    FOOD AND BEVERAGE
           -----------------
     D1.   Liquor License

     [ ]   Copy of current liquor license

     [ ]   Documentation of any Liquor Board Violations and Citations.

     D2.   Health Department Permits

     [ ]   Copies of current Health Department Permits

     [ ] Copies of any Health Department inspection reports from the past 12 months.

     [ ]   Documentation of any Health Department Citations and Violations

     D3.   F&B Inventories

     [ ]   Food and beverage inventories for past three months


     E.    SALES AND MARKETING
           -------------------
     E1.   Marketing Plan

     [ ]   Copy of marketing plan for current fiscal year

     E2.   Sales Budget

     [ ] Copy of sales department budget, Including travel expenses, printing expenses, and any other operating expenses

     E3.   Competition Survey

     [ ] Narrative description of the local competitive set, including rates, occupancies, condition of properties, etc.

     E4.   Smith Travel Research (STAR) Report

     [ ] Most recent STAR Trend Report, giving penetration and yield statistics versus competitive set.

     E5.   Group Rooms Booking Report

     [ ] List of Organization Names and Room Nights Booked for three years out and three years past, (include definite AND tentative rooms booked)

     E6.   Market Segmentation

     [ ] Market segment breakdown of business for the past three years showing the percentage of business (both room nights and room revenue) from each market segment such as "Convention/Group", "Special Corporate" (corporate business with a negotiated rate), "Permanent", "Corporate/Transient", "Discount/Leisure",
           "Government" and "Rack".

     E7.   Advertising Agreements

     [ ] Copies of contracts for billboard advertising, airport advertising, print advertising, radio agreements (including tradeouts), and all other advertising agreements.

     E8.   Sponsorship Agreements

     [ ] Copies of any documents or agreements pertaining to current or future sponsorship agreements.


     F.    LEGAL
           -----
     F1.   Litigation

     [ ]   Details of any current and pending litigation claims.

     F2.   Title Report

     [ ] Preliminary Title Commitment including legible copies of ALL exceptions to title.

     F3.   Certificates of Occupancy

     [ ]   All Improvements

     [ ]   Restaurants and  Lounges

     [ ]   Other

     F4. Property and Liability Insurance

     [ ] Summary of Coverage showing limits of coverage, deductibles and annual premiums.

     [ ]   Insurance loss recap for past three years.


     G.    HUMAN RESOURCES
           ---------------

     G1.   Organizational Structure

     [ ]   Copy of Organizational Chart of all management staff.

     G2.   Personnel

     [ ]   List of all employees, including job title and date of hire.

     [ ] Employee compensation schedule including base pay and bonus plans for all Salaried and Hourly employees, and all levels of management.

     G3.   Employee Policies and Benefits

     [ ] Copy of Employee Handbook including Personnel Policies, Benefit Programs, Standards of Conduct, etc.

     [ ] Provide the following information for all benefit plans offered to employees: Eligibility Criteria; Summary of Benefits and Plan Booklets; Provider Booklets; Employer and Employee Monthly Premium Amounts.

     G4.   Collective Bargaining Agreements

     [ ] Copies of any union contracts including any associated benefit programs.

                                    EXHIBIT D

                       (Facility Inspection Questionnaire)

     This questionnaire is intended to form the basis for on-site inspection and review of the subject property and will serve as a guideline for interviewing the Chief Engineer regarding these matters. Please take the time to answer the questions to the fullest extent possible so that the on-site inspection and interview time can be kept to a minimum.


     ADA Compliance
     --------------
     Has a professionally prepared survey been made of the property to evaluate its compliance with the Americans With Disabilities Act
     (ADA)? If so, skip the balance of this section. If not, please answer the following:

     [ ]   How many accessible parking stalls are located on the property?

     [ ] Are they identified with international symbols painted on the pavement?

     [ ]   Are they identified with pole mounted signs?

     [ ] What is the accessible route from the parking stalls to the building entrances?

     [ ] Describe the type of entrance doors to each major building area and how they comply with ADA requirements.

     [ ] Are there any impediments to wheelchair access to any buildings, or any public areas of any buildings? If so, describe.

     [ ] Is there an area of the front desk suitable for a wheelchair bound guest to check in and out of the facility? If not, what other accommodations have been made to address this need?

     [ ] Are there handicap accessible restrooms near the public assembly areas of the hotel? Identify their number and location.

     [ ] Are there accessible drinking fountains near the public assembly areas of the hotel? Identify their number and location.

     [ ] Are there accessible telephones near the public assembly areas of the hotel? Identify their number and location.

     [ ] How many handicap accessible guestrooms are on the property? List the room numbers, and identify which ones have tubs and which ones have roll-in showers. Do any of these rooms have special accommodations for the hearing impaired? If so, which ones?

     [ ] Are the individual guestroom room numbers ADA compliant? Do they have raised Braille numbers in addition to visual contrast between the background and the number? Are they located adjacent to the latch side of the door or on the door?


     Fire Suppression Systems
     ------------------------
     [ ] Does the property have an automatic fire sprinkler system? If so, what areas are served, i.e. public areas, guestroom corridors, guestrooms?

     [ ]   Are there any unsprinklered areas?

     [ ]   What is the size of the sprinkler water service?

     [ ]   Is there a redundant supply?

     [ ] Describe the type of backflow prevention devices isolating the sprinkler system from the potable water supply (i.e. single check, double check, detector check, reduced pressure)?

     [ ] Are there any fire pumps incorporated in the system? If so, describe the capacity (gpm, psi, hp). Is the fire pump on an emergency generator?

     [ ] Describe the fire suppression system for the kitchen hoods (water or chemical, and type of chemical). Are hood suppression systems owned or leased? Who provides service for the hood systems?

     [ ] Describe the number and location of fire hydrants adjacent to the property.

     [ ] Describe the type and location of standpipes throughout the facility. Are they wet or dry?

     [ ] Are chemical fire extinguishers located in all hallways? What type are used? Who provides service for the extinguishers? What other locations have fire extinguishers?


     Fire Alarm
     ----------
     [ ] Is there a fire alarm system on the property? If so, what areas are served?

     [ ]   Are there any areas not covered?

     [ ]   Is the system owned or leased?

     [ ] Is the system "supervised" (monitored) by an independent entity? If so, identify the monitoring company.

     [ ] If not, where is the local alarm panel, and what procedures are in place to notify the Fire Department in the event of an alarm? Is this procedure approved by the local Fire Department?

     [ ]   What is the location of the fire control panel(s).

     [ ]   Identify the manufacturer and model number of the control panel.

     [ ] Does the system have any public address communications capabilities? If so, describe what areas are served?

     [ ] Does the system have smoke detectors in public areas and guestroom hallways?

     [ ] Does the system include smoke detectors in individual guestrooms? If not, do guestrooms have independent smoke detectors? If so, are they hard wired or battery? If hard wired, do they have any backup power? If so, what form?

     [ ] What type of local alarm device is used, horns, strobes, bells or a combination? Identify what type is used and in which locations.

     [ ]   Are pull stations located adjacent to all exits?

     [ ] How frequently is the system tested? Who performs the tests? Are test results submitted to the Fire Department? Are copies of the test results kept at the property? If not, where are they kept?


     Kitchens
     --------
     [ ] An equipment list is to be provided as item C10 of the CHC Due Diligence Information Request.

     [ ] Describe the types of kitchen hoods. How frequently are they cleaned? How frequently are the grease ducts cleaned? Who performs this cleaning?

     [ ] Is there a grease trap in the waste line? Where is it located, what is its capacity, and what equipment does it serve? How often is it emptied? Who performs this procedure? Where is the waste discharged?

     [ ] Are there any open fryers in the kitchen? If so, what is the clearance between the fryers and the nearest open flame cook top?

     [ ] What is the flooring material in the kitchen? What type of flooring is in the service areas? What type of base is used? What is the condition of the flooring?

     [ ]   What material is used on the walls?

     [ ]   What material is used on the ceilings?

     [ ] What type of light fixtures are used in the kitchen and service areas?

     [ ] List the number and size of the walk-in freezers and coolers? Are they water cooled or air cooled? If water cooled, is the water wasted to the sewer? If not, where is it discharged, and is the property still billed a sewer charge for this water?

     [ ]   What refrigerant is used in the freezers and coolers?


     Laundry
     -------
     [ ] An equipment list is to be provided as item C10 of the CHC Due Diligence Information Request.

     [ ]   Are dryers gas or electric?

     [ ] How are dryers vented? Is there an external lint trap? If so, where is it located? How often is it cleaned? Is there any significant lint carryover?

     [ ]   Is the laundry served with soft water?

     [ ]   Does the laundry have its own hot water heater?

     [ ] What is the condition of the laundry equipment? Describe any recurring maintenance or repair problems.

     [ ] How is the laundry ventilated? Is there any active cooling? If so, describe. What is the winter heat source?


     Elevators
     ---------
     [ ] Identify each elevator by it's common in-house identifier (elevator number, area description, or functional description as used to report problems with any particular elevator). List the elevator type (hydraulic, geared traction, gearless traction, etc.), manufacturer, and capacity.

     [ ] Identify any non ADA compliant features (hall or car call buttons, door edges, floor passing gongs, hand rails, ADA phone, etc.). Have quotes for ADA upgrades been obtained?

     [ ]   Where are elevator phones monitored?

     [ ] Are there any other communication devices and/or security devices in the elevators? If so, describe.

     [ ]   Describe dispatch control type and age of controls.

     [ ] Describe drive type for traction elevators (motor generator, variable voltage and frequency AC, SCR DC, etc.)

     [ ] Describe machine room climate controls. Have there been any problems with temperature control?

     [ ]   Where are operating permits kept?

     [ ]   Are all permits current?

     [ ]   Are there any pending issues with the elevator inspector?


     Electrical
     ----------
     [ ] Describe the electrical service to the property. Is there more than one service entrance/metering point? If so, identify what building functions and/or areas are served by each meter.

     [ ]   Where are meters and main switchgear located?

     [ ]   What is the primary service voltage and ampacity?

     [ ]   Is three phase power available, and at what voltage?

     [ ] Are there primary power transformers on site? If so, are they owned by the utility company or the property? Where are they located?

     [ ] Are there any PCB's in any of the transformers? If so, describe their location.

     [ ]   Where are distribution panels located?

     [ ] Where are the branch panels that serve the guestrooms located? Are more than one guestroom served from a common breaker?

     [ ] Are the outlets in the bathroom or near outside vanities protected with GFIC breakers or outlets? Is each guestroom protected independently? If not, describe the interconnection.

     [ ] Describe the emergency lighting for the property. Is there an emergency generator? If so, what is the capacity and fuel source? Where is the generator located? How often is it tested, and by whom? If battery backup exit lights and/or emergency lights are used, how often are they tested, and by whom?

     Plumbing
     --------
     [ ] What is the size of the water service to the property? Is there a redundant supply? Is there more than one metering point? If so, describe the location and what building areas or uses are served by each meter.

     [ ] Is landscape irrigation water fed from the same metered source? If so, how is the sewer charge computed during the summer irrigation period?

     [ ] Identify all backflow prevention devices in the domestic water system. Are these devices mandated by local and/or state ordinances? How frequently are they tested, and by whom? Are test records kept at the property?

     [ ] Is the property served by a public sewer system? If not, how is sewage treated?

     [ ] Does the property have any sewer lift stations, sump pumps or grinder pumps? If so, describe their function and location. Have there been any problems with any such systems?

     [ ] Are there any water softeners on the property? If so, what areas are served? Is only hot water softened? What type of softeners are used, and who maintains the equipment?

     [ ] Describe the domestic hot water systems. What type of heaters/boilers are used? What is their fuel type? If fossil fueled, are they natural draft or forced draft units? List the capacity and area served for each system. List any storage capacity and whether integral to the heater or a separate storage tank.

     [ ] Describe any hot water recirculation systems. Have there been any problems with leaks in the recirculation lines, or recurring pump failures?

     [ ] What is the primary water pipe material (copper, galvanized steel, etc.)? What is the condition of the piping system?

     [ ] How is guestroom domestic water isolation valving arranged? Can individual guestrooms be isolated, pairs or groups of rooms, floor by floor, building by building, etc.?

     [ ] Describe the guestroom plumbing fixtures by building, construction phase, etc. as appropriate. Identify the type and color of each major fixture including tubs (steel, cast iron, fiberglass, Americast, etc.); toilets (bottom outlet, back outlet, wall hung, gravity tank type, pressure bladder type, Sloan flush valve type, water conservation, or standard volume, etc.); lavs (steel, cast iron, china, fiberglass, stainless steel, Vermax or other simulated marble, self rimming, drop in, one piece molded vanity, etc.); shower enclosures (fiberglass, tile, etc.). Identify the type of faucets and shower valves used by building or construction phase by brand and general description (i.e. Moen single handle non pressure compensated shower valves, Symonns pressure balanced single handle shower valves, Delta individual hot and cold lavatory faucets, etc.).


     HVAC
     ----
     [ ] Describe the HVAC system serving each major building area. Identify what areas are served by common air handlers, and what type of individual zone control is used for multizoned equipment (VAV, terminal reheat, double duct, constant volume multizone, etc.). Identify the energy source for heating for each system (natural gas, electric resistance, electric heat pump, steam, etc.).

     [ ] For guestrooms, describe the heating and cooling system, including the location of the individual room temperature control, and the degree of control afforded the guest.
           Describe the exhaust/ventilation for the guestroom. Is there an individual exhaust fan in each bathroom, or a single central ducted system? How are individual fans controlled, if applicable (switched with bathroom light, on timer, on separate switch, etc.) How does makeup (ventilation) air get back into the guestroom?

     [ ] Describe the makeup air system for the kitchen. Is there any heat recovery? Is there a swamp cooler, gas pack heater, etc.?

     [ ] Describe any makeup air system or ventilation and/or space temperature controls for the laundry.

     [ ]   Describe the exhaust systems serving the public restrooms.

     [ ] Describe the HVAC and any humidity control systems serving any indoor swimming pool or jacuzzi areas.

     [ ] Describe any central plant equipment, including chillers, boilers, cooling towers, etc.

     [ ] Identify any recurring problem areas or non functional equipment. Identify the refrigerants used throughout the facility and any measures being taken to convert from CFC refrigerants. Are there any ASHRAE 15 refrigerant ventilation issues?

     Roofing
     -------
     [ ] Describe by building the type, age, condition, projected life and any deferred maintenance or known problems for each building roof.


     Window Systems
     --------------
     [ ] Describe by building or construction phase, the type of window system used. Describe whether single or double pane, clear, bronze, heat absorbing, low emissivity, internally filmed, etc. Describe the type of framing, whether aluminum, wood, vinyl, fixed glazing, slider, casement, double hung, etc. Describe the finish, such as painted, mill finish, bronze anodized, etc. Describe the condition of each glazing system including any deferred maintenance or known problems.


     Exterior Siding
     ---------------
     [ ] Describe the exterior siding used on each building or construction phase. Identify the condition, age, projected life and any deferred maintenance or known problems for each area.


     Site
     ----
     [ ] Describe the condition of any site paving including striping of parking areas. Identify any known drainage problems, or areas which appear to be in need of crack repair, seal coating or asphalt overlay.

     [ ] Describe the condition of sidewalks, exterior stairways, and/or concrete decks, balconies or patios. Identify any known deterioration or spalling, and any recent repairs to same.

     [ ] Describe the condition of each pool or spa on the property. Identify any known problems or deferred maintenance issues.


     Utilities
     ---------
     [ ] Identify any clear candidates for energy or other utility conservation measures regarding electrical, natural gas, water, sewer or garbage usage.


     FF&E
     ----
     [ ] Identify any recurring maintenance issues regarding room casegoods or other FF&E items such as ice machines, operable sound walls, banquet furnishings, etc.

     Completed By:  ____________________________________________

     Title:         ____________________________________________

     Date:          ____________________________________________